Exhibit 10.2

PEOPLESBANK

ELECTIVE DEFERRED COMPENSATION PLAN

THIS ELECTIVE DEFERRED COMPENSATION PLAN (this “Plan”) is adopted this 21st day of February, 2019, by PeoplesBank, A Codorus Valley Company, a state-chartered commercial bank located in York, Pennsylvania, (the “Bank).

WITNESSETH:

WHEREAS, the Participants are employees of the Bank;

WHEREAS, the Bank recognizes the valuable services the Participants have performed for the Bank and wishes to encourage the Participants’ continued employment and to provide the Participants with additional incentive to achieve corporate objectives;

WHEREAS, the Bank wishes to provide the terms and conditions upon which the Bank shall pay additional retirement benefits to the Participants;

WHEREAS, the Bank and the Participants intend this Plan shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Bank intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Participants, members of select group of management or highly compensated employees of the Bank;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank agrees as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Plan, the following phrases or terms shall have the indicated meanings:

1.1          “Administrator” means the Board or its designee.

1.2          “Affiliate” means any business entity with whom the Bank would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3          “Base Salary” means the cash compensation relating to services performed during any calendar year, excluding bonuses, commissions, distributions from nonqualified deferred compensation plans, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, stock options and other fees, and automobile and other allowances paid to a Participant for services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by the Executive pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.4          “Beneficiary” means the person or persons designated in writing by a Participant to receive benefits hereunder in the event of the Participant’s death.

1.5          “Board” means the Board of Directors of the Bank.

1.6          “Bonus” means the cash bonus, if any, awarded to a Participant for services performed during the Plan Year.

1.7          “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Bank; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with a Participant’s service with the Bank; fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant's service resulting in a material adverse effect on the Bank.

1.8          “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.9          “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.10        “Code” means the Internal Revenue Code of 1986, as amended.

1.11         “Deferral Account” means the Bank’s accounting of the accumulated Deferrals plus accrued interest.

1.12        “Deferral Election Form” means each form established from time to time by the Administrator that each Participant completes, signs and returns to the Administrator to designate the amount of the Participant’s Deferrals.

1.13        “Deferral Period Crediting Rate” means fifty percent (50%) of the Bank’s return on equity from the immediately preceding calendar year. Notwithstanding the foregoing, at no time shall the Deferral Period Crediting Rate be less than zero percent (0%) or more than ten percent (10%).

1.14        “Deferrals” means the amount of Base Salary and Bonus a Participant elects to defer according to this Plan.

1.15        “Disability” means a condition of a Participant whereby the Participant either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The Administrator will determine whether a Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.16        “Distribution Election Form” means the form established by the Administrator that each Participant completes, signs and returns to the Administrator to designate the timing of schedule of the Participant’s benefit distributions hereunder.

1.17        “Distribution Period Crediting Rate” means four percent (4%).

1.18        “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs following a Change in Control or due to termination for Cause.

1.19        “Effective Date” means February 1, 2019.

1.20        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21        “Normal Retirement Age” means the date the Participant attains age sixty-seven (67).

1.22       “Participant” means an employee of the Bank (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, (iv) whose Participation Agreement, Beneficiary Designation Form and Deferral Election Form are accepted by the Administrator, (v) who commences participation in the Plan, and (vi) whose participation has not terminated.

1.23        “Participation Agreement” means the form established by the Administrator that each Participant completes, signs and returns to the Administrator to acknowledge participation in the Plan.

1.24        “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.25        “Separation from Service” means a termination of the Participant’s service with the Bank and its Affiliates for reasons other than death and Disability. A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide some services for the Bank or its Affiliates after that date, provided that the facts and circumstances indicate that the Bank and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Bank, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Bank. If the Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.26        “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Bank as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If a Participant is a key employee at any time during the twelve (12) months ending on December 31, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.27       “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 2

ELIGIBILITY, PARTICIPATION AND DEFERRALS

2.1           Selection by Administrator. Participation in the Plan shall be limited to those employees of the Bank selected by the Administrator, in its sole discretion, to participate in the Plan.

2.2           Enrollment Requirements. As a condition to participation, and in addition to the requirements in Section 2.1, each selected individual shall complete, execute and return to the Administrator (i) a Participation Agreement, (ii) a Beneficiary Designation Form and (iii) a Deferral Election Form. In addition, the Administrator may establish such other enrollment requirements as it determines are necessary.

2.3           Eligibility; Commencement of Participation. Provided an individual selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that individual will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4           Elections Generally. Each Participant may annually file a Deferral Election Form with the Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the Base Salary and Bonus to be deferred will be performed.

2.5           Initial Deferral Election. After being notified by the Administrator of becoming eligible to participate in this Plan, each Participant may make an initial deferral election by delivering to the Administrator a signed Deferral Election Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Base Salary and Bonus to be deferred. However, if a Participant was eligible to participate in any other elective deferral non-qualified deferred compensation plans sponsored by the Bank prior to becoming eligible to participate in this Plan, the initial election to defer under this Plan shall not be effective until the Plan Year following the Plan Year in which the Participant became eligible to participate in this Plan.

2.6           Election Changes. Each Participant may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

2.7           Hardship. If an Unforeseeable Emergency befalls a Participant, the Participant, may discontinue deferrals hereunder by written instructions to the Bank. Any subsequent deferral elections may be made only in accordance with Section 2.4 hereof.

Article 3

DEFFERAL ACCOUNT

3.1           Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each Participant and shall credit to the Deferral Account the following amounts:

(a)          Any Deferrals hereunder; and

(b)          Interest as follows:

(i)        on the last day of each month prior to a Separation from Service, Disability, Change in Control or the Participant’s death, interest shall be credited on the Deferral Account balance at an annual rate equal to the Deferral Period Crediting Rate, compounded monthly; and

(ii)       except as provided in Section 4.2, on the last of each month following Separation from Service, Disability, Change in Control or the Participant’s death, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly.

3.2           Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan and is not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1           Normal Retirement Benefit. Upon a Participant’s Separation from Service after Normal Retirement Age, the Bank shall pay the Participant the Participant’s Deferral Account balance calculated at Separation from Service. This benefit shall be paid in consecutive monthly installments as elected by the Participant on the Distribution Election Form and shall commence the month following Separation from Service.

4.2           Early Termination Benefit. Upon a Participant’s Early Termination, the Bank shall pay the Participant the Participant’s Deferral Account balance calculated at Separation from Service. This benefit shall be paid in consecutive monthly installments as elected by the Participant on the Distribution Election Form and shall commence the month following Separation from Service. Notwithstanding anything to the contrary in Section 3.1(b)(ii), the Participant shall forfeit any future interest on the Deferral Account balance and the Distribution Period Crediting Rate shall be zero percent (0%) if (i) the Bank terminates the Participant for Cause, or (ii) the Participant competes against the Bank or solicits the Bank’s customers or employees as described in Section 9.9.

4.3           Disability Benefit. If a Participant experiences a Disability prior to Separation from Service, Change in Control and Normal Retirement Age, the Bank shall pay the Participant the Deferral Account balance calculated at Disability. This benefit shall be paid in a lump sum or in consecutive monthly installments as elected by the Participant on the Distribution Election Form and shall commence the month following Disability.

4.4           Change in Control Benefit. If a Change in Control occurs prior to a Participant’s Separation from Service, Disability, Normal Retirement Age and the Participant’s death, the Bank shall pay the Participant the Deferral Account balance calculated at Change in Control. This benefit shall be paid in a lump sum or in consecutive monthly installments as elected by the Participant on the Distribution Election Form and shall commence the month following Change in Control.

4.5           Death Prior to Commencement of Benefit Payments. In the event the Participant dies prior to Separation from Service, Disability and Change in Control, the Bank shall pay the Participant’s Beneficiary the Deferral Account balance calculated at the Participant’s death. This benefit shall be paid in a lump sum or in consecutive monthly installments as elected by the Participant on the Distribution Election Form and shall commence the month following the Participant’s death.

4.6           Death Subsequent to Commencement of Benefit Payments. In the event a Participant dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Bank shall pay the Participant’s Beneficiary the same amounts at the same times as the Bank would have paid the Participant, had the Participant survived.

4.7           Hardship Distribution. If an Unforeseeable Emergency befalls a Participant, the Participant may petition the Board to receive a distribution from the Plan (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Participant shall receive, within sixty (60) days, a distribution from the Participant’s Deferral Account only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Participant’s Deferral Account balance as of the day the Participant petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Participant’s Deferral Account balance.

4.8           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at the time of the Participant’s Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Participant due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Participant’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.9           Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Code Section 409A.

4.10         Delays in Payment by Bank. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event, provided that the delay in payment complies with all of the requirements of Treasury Regulation §1.409A-2(b)(7). The delay in the payment will not constitute a subsequent deferral election, so long as the Bank treats all payments to similarly situated service providers on a reasonably consistent basis.

(a)       Payments subject to Code Section 162(m). If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Plan is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Plan. The delayed amounts shall be distributed to the Participant (or the Beneficiary in the event of the Participant’s death) either (i) during the Participant’s first taxable year in which the Bank reasonably anticipates, or should reasonably anticipate, that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the year in which the Separation from Service occurs or the 15th day of the third month following the Separation from Service, subject to further delay in accordance with Treasury Regulation §1.409A-2(b)(7) if the Participant is a Specified Employee at the time of the Separation from Service..

(b)       Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code is not treated as a violation of law.

(c)       Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Bank to continue as a going concern.

4.11         Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Plan made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if the Bank cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if the Bank does not have sufficient funds to make the payment without jeopardizing the Bank’s solvency, in the first calendar year in which the Bank’s funds are sufficient to make the payment.

4.12         Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Bank and the Administrator from further liability on account thereof.

4.13         Excise Tax Limitation. Notwithstanding any provision of this Plan to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Participant shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

4.14         Changes in Form of Timing of Benefit Payments. The Participant may, subject to the terms hereof, delay the timing or change the form of payments. Any such change:

(a)       must take effect not less than twelve (12) months after the amendment is made;

(b)       must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)       must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)       may not accelerate the time or schedule of any distribution.

Article 5

Beneficiaries

5.1           Designation of Beneficiaries. Each Participant may designate any person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime. If a Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator. A Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2           Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by a Participant, the Bank shall pay the benefit payment to the Participant’s spouse. If the spouse is not living then the Bank shall pay the benefit payment to the Participant’s living descendants per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

Article 6

ADMINISTRATION

6.1           Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Bank, Participant or Beneficiary. No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2           Administrator Authority. The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.

6.3           Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

6.4           Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Bank to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Bank.

6.5           Bank Information. The Bank shall supply full and timely information to the Administrator on all matters relating to the Participant’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6           Termination of Participation. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit the Participant from making any additional Deferrals hereunder.

6.7           Compliance with Code Section 409A. The Bank intends that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to a Participant or Beneficiary. This Plan shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

Article 7

Claims and Review Procedures

7.1           Claims Procedure. A Claimant who believes that he or she is being denied a benefit to which he or she is entitled hereunder shall make a claim for such benefits as follows.

(a)       Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)       Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)       Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

7.2           Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)       Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b)       Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c)       Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)       Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e)       Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f)       Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

7.3           Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.

7.4           Failure to Follow Procedures. In the case of a claim for Disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

Article 8

AMENDMENT AND TERMINATION

8.1           Amendment Generally. This Plan may be amended only by a written document executed by the Bank, provided that such amendment does not reduce or eliminate any vested benefit hereunder.

8.2          Amendment to Insure Proper Characterization of Plan. Notwithstanding anything in this Plan to the contrary, the Plan may be amended by the Bank at any time, if found necessary in the opinion of the Bank, i) to ensure that the Plan is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Plan to the requirements of any applicable law or iii) to comply with the written instructions of the Bank’s auditors or banking regulators.

8.3           Plan Termination Generally. This Plan may be terminated only by a written document executed by the Bank. In case of such termination, the benefit to be paid to each Participant hereunder shall be the Participant’s Deferral Account balance. However, except as provided in Section 8.4, Plan termination shall not cause a distribution of benefits hereunder. Rather, upon termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

8.4           Effect of Complete Termination. Subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Bank may completely terminate and liquidate the Plan. In the event of such a complete termination, the Bank shall pay each Participant the Participant’s Deferral Account balance. Such complete termination of the Plan shall occur only under the following circumstances and conditions.

(a)       Corporate Dissolution or Bankruptcy. The Bank may terminate and liquidate this Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)       Change in Control. The Bank may terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Bank which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Participant and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank takes the irrevocable action to terminate the arrangements.

(c)       Discretionary Termination. The Bank may terminate and liquidate this Plan provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of the date the Bank takes the irrevocable action to terminate this Plan; (iv) all payments are made within twenty-four (24) months following the date the Bank takes the irrevocable action to terminate and liquidate this Plan; and (v) neither the Bank nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date the Bank takes the irrevocable action to terminate this Plan.

Article 9

MISCELLANEOUS

9.1           No Other Effect on the Participant’s Rights. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence hereof.

9.2           State Law. This Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.3          Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4           Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5           Unsecured General Creditor Status. Payment to a Participant or a Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Bank and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Bank purchases an insurance policy insuring the life of a Participant to recover the cost of providing benefits hereunder, neither the Participant nor the Participant’s Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6           Life Insurance. If the Bank chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, as a condition of the Participant’s participation in the Plan, the Participant shall agree to take such physical examinations and to truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

9.7          Unclaimed Benefits. Each Participant shall keep the Bank informed of the Participant’s current address and the current address of the Participant’s Beneficiary. If the location of a Participant is not made known to the Bank within three (3) years after the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Participant’s benefits until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold such benefits for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary. If the location of the Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Participant’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Bank, the Participant and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Plan.

9.8           Removal. Notwithstanding anything in this Plan to the contrary, the Bank shall not credit any additional interest to a Participant’s Deferral Account balance if the Participant is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Participant pursuant to this Plan shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

9.9           Forfeiture Provision. A Participant shall forfeit the right to any future interest to be credited on the Deferral Account balance if, the Participant, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)        becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Participant’s responsibilities will include providing banking or other financial services within fifty (50) miles of any office maintained by the Bank as of the date of the termination of the Participant’s service;

(ii)       participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Participant’s service;

(iii)       assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)      sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Participant or the Bank, to the knowledge of the Participant provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Participant’s service;

(v)       divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Participant, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Participant.

9.10         Notice. Any notice, consent or demand required or permitted to be given to the Bank or Administrator under this Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Bank’s principal business office. Any notice or filing required or permitted to be given to a Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.11         Headings and Interpretation. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed part of this Plan. Wherever the fulfillment of the intent and purpose of this Plan requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.12        Alternative Action. In the event it becomes impossible for the Bank or the Administrator to perform any act required by this Plan due to regulatory or other constraints, the Bank or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.13         Coordination with Other Benefits. The benefits provided for the Participants or the Beneficiary under this Plan are in addition to any other benefits available to the Participants under any other plan or program of the Bank. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.14         Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successor and assigns, and the Participants, the Participants’ successors, heirs, executors, administrators, and the Participants’ Beneficiaries.

9.15         Tax Withholding. The Bank may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation to withhold in connection with any benefits under the Plan. Each Participant shall be responsible for the payment of all individual tax liabilities relating to any benefits paid to the Participant hereunder.

9.16         Aggregation of Plan. If the Bank offers other non-qualified deferred compensation plans in addition to this Plan, this Plan and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, a representative of the Bank has executed this Plan as indicated below:

Bank:

By:	/s/ Larry J. Miller
Its:	Executive Chairman